Exhibit 5.1

WARSHAW BURSTEIN, LLP 575 Lexington Avenue New York, NY 10022 Telephone: 212-984-7700 www.wbny.com

May 23, 2024

Nexalin Technology, Inc.

1776 Yorktown, Suite 550

Houston, Texas 77056

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Nexalin Technology, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of shares of common stock of the Company, par value $0.001 per share (the “Shares”), with a proposed maximum aggregate offering price of $7,000,000. The Shares will be sold by the Company pursuant to a placement agent agreement to be entered into by and between the Company and Maxim Group LLC (the “Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

WARSHAW BURSTEIN, LLP

Nexalin Technology, Inc.
May 23, 2024

Subject to the foregoing and the other matters set forth herein, it is our opinion that when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Agreement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issuance of any of the Shares, the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Certificate of Incorporation.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Warshaw Burstein, LLP

WARSHAW BURSTEIN. LLP